EXHIBIT 99(b)

(BW)(OH-BORDEN-CHEMICAL) Borden Chemical Reports Net Income of $4.9 Million, 189 Percent Increase in Operating Income for First Quarter

Business Editors

COLUMBUS, Ohio--(BUSINESS WIRE)--May 7, 2004--Borden Chemical today reported net income of $4.9 million, or 2 cents per diluted share, for the first quarter ended March 31, 2004, compared with a first quarter 2003 loss of $3.4 million, or 2 cents per share. Operating income for the quarter rose to $20.8 million, up 189 percent from $7.2 million recorded in the prior year period. Results for the quarter were driven by strong sales volumes, reduced expenses due to productivity initiatives and favorable product mix.

Sales for the period totaled $385.4 million, up 10 percent from first quarter 2003 sales of $349.3 million as a result of increased sales volumes, higher selling prices, favorable product mix and the positive impact of foreign currency translation.

Sales volumes for the quarter increased 4 percent versus the prior year period, with growth across most major segments. A recovering domestic economy, continued strength in construction markets and improved results from international operations all contributed to the sales volume increase.

The company's efforts to reduce costs and improve productivity were reflected in a reduction in general and administrative expenses for the quarter of more than $6 million compared to last year's period. Gross margins improved to 19.7 percent from 18.8 percent in the previous year period as the company was able to recover higher costs for the key raw materials of methanol, phenol and urea, and benefited from growth in higher margin business segments.

Adjusted EBITDA (as defined below) was $34.8 million, a 71 percent improvement over first quarter 2003. (Adjusted EBITDA is considered by management to be the key measure of operating performance. Additional detail regarding this metric and a reconciliation of Adjusted EBITDA to net income (loss) under generally accepted accounting principles, or GAAP, is included as part of this press release.)

"Our positive first quarter results continue to build on the momentum we generated in 2003, when we returned the company to profitability," said Craig O. Morrison, president and chief executive officer. "Our core businesses are strong, our growth initiatives in key segments such as international are making solid contributions, and we are beginning to see significant savings as a result of our Six Sigma program, other productivity initiatives and our realignment program initiated in mid-2003."

Last year the company earned $23 million, or 11 cents per share, reversing a 2002 loss of $37 million, or 18 cents per share.

The company has not hosted investor or analyst conference calls in the past and no such call is scheduled in conjunction with this press release.

BUSINESS SEGMENT RESULTS

North American Forest Products

North American Forest Products net sales increased $15.9 million or 8.9 percent in the first quarter of 2004 compared to the first quarter of 2003, while Adjusted EBITDA was up $5.6 million, or 31 percent. The sales increase resulted from improved volumes driven by the strong construction market, improved pricing reflecting strong demand for phenolic-based resins, and favorable foreign currency translation due to the stronger Canadian dollar versus the US dollar. The Adjusted EBITDA increase reflects improved volumes and the positive impact of a realignment program announced in June 2003.
Higher selling prices and improved margins also contributed to the Adjusted EBITDA increase.

North American Performance Resins

North American Performance Resins net sales increased $6.4 million, or 6.7 percent, in the first quarter of 2004 compared to 2003. Increased drilling activity and improved conditions in the non-automotive castings sector drove improved volumes in the oilfield and foundry businesses, respectively. Adjusted EBITDA increased $229,000, or 2.1%, as increased processing costs and investments supporting geographic expansion and new product development substantially offset the positive earnings impact of the increased volume.

International Operations

International net sales increased $13.7 million, or 18.4 percent, in the first quarter of 2004 compared to the first quarter of 2003. The positive impact of foreign currency translation, the 2003 acquisition of Fentak Pty. Ltd. and improved volumes in the Latin American forest product sector were the key drivers. Adjusted EBITDA increased $540,000, or 6.4%, reflecting improved volumes and favorable product mix.

EBITDA to GAAP Reconciliation

We use Adjusted EBITDA as the primary measure of our performance because we believe it gives us a more complete understanding of our financial condition and operating results. We calculate Adjusted EBITDA as net income before depreciation and amortization, interest expense, other non-operating income, investment impairment, income taxes, income from discontinued operations, cumulative effect of change in accounting principle and other adjustments (including costs associated with business realignment activities and dispositions). We use Adjusted EBITDA to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes. Adjusted EBITDA is intended to show unleveraged, pre-tax operating results. This is the profitability measure we use to set management and executive compensation. Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles, or GAAP, and our calculation and use of this measure may differ from other companies. This non-GAAP measure should not be used in isolation or as a substitute for a measure of performance or liquidity and should not be considered an alternative to net income under GAAP for purposes of evaluating our results of operations, prepared in accordance with GAAP.

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(in thousands)
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                    Three Months ended March 31,
                        2004      2003
                    -------------- -------------

Adjusted EBITDA             $34,847     $20,343
Depreciation and amortization     (11,943)    (11,363)
Adjustments to EBITDA           (2,102)     (1,775)
Interest expense            (11,841)    (11,340)
Affiliated interest expense        (49)       (194)
Other non-operating expense        (61)       (467)
Income tax (expense) benefit       (3,937)       1,391
-------------- -------------
Net income (loss)             $4,914     ($3,405)
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About Borden Chemical

Based in Columbus, Ohio, Borden Chemical is a global source for industrial resins and adhesives, formaldehyde, UV light-curable coatings and adhesives, and other specialty products serving a broad range of markets including the forest products, construction, oilfield, composites, electronics, automotive and foundry industries.  You can find Borden Chemical on the web at www.bordenchem.com.

Safe Harbor Language

Statements contained in this press release may not be based on historical facts and are "forward-looking statements" under the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties that may affect the company's operations, markets, services, prices and other factors as discussed in filings with the Securities and Exchange
Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. There is no assurance that the company's expectations will be realized. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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CONTACT: Borden Chemical
Peter F. Loscocco, 614-225-4127
loscoccopf@bordenchem.com

180 East Broad Street Columbus, Ohio 43228 614-225-4000